                                                                   EXHIBIT 13(D)

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                                    Form of

                            BROKER-DEALER AGREEMENT

                                    between

                        _________ BANK & TRUST COMPANY

                                      and

                       _________________________________


                         Dated as of November 19, 1992

                                  Relating to

                       AUCTION MARKET PREFERRED SHARES(R)

                                  ("AMPS"(R))

                                       of

                          MUNIYIELD PENNSYLVANIA FUND

-------------------------------------------------------------------------------
(R)  Registered trademark of Merrill Lynch & Co., Inc.

     BROKER-DEALER AGREEMENT dated as of November 19, 1992 between ____________ Bank & Trust Company, a New York banking corporation (the "Auction Agent") (not in its individual capacity but solely as agent of MuniYield Pennsylvania Fund, a Massachusetts business trust (the "Trust"), pursuant to authority granted to it in the Auction Agent Agreement dated as of November 19, 1992, between the Company and the Auction Agent (the "Auction Agent Agreement")) and ______ __________________________ (together with its successors and assigns hereinafter referred to as "BD").

     The Trust has duly authorized and issued 800 shares of Auction Market Preferred Shares(R), with a par value $.10 per share, liquidation preference $50,000 per share plus accumulated but unpaid dividends (whether or not earned or declared), each pursuant to the Trust's Certificate of Designation (as defined below). The shares are sometimes referred to together herein as "AMPS."

     The Trust's Certificate of Designation provides that the dividend rate on the AMPS for each Dividend Period therefor after the Initial Dividend Period shall be the Applicable Rate therefor, which in each case, in general, shall be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Trust advises results from implementation of the Auction Procedures (as defined below). The Board of Trustees of the Trust has adopted a resolution appointing IBJ Schroder Bank & Trust Company as Auction Agent for purposes of the Auction Procedures, and pursuant to Section 2.5(d) of the Auction Agent Agreement, the Trust has requested and directed the Auction Agent to execute and deliver this Agreement.

     The Auction Procedures require the participation of one or more Broker-Dealers.

__________
(R)  Registered trademark of Merrill Lynch & Co., Inc.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Auction Agent and BD agree as follows:

1.  Definitions and Rules of Construction.
    -------------------------------------

1.1  Terms Defined by Reference to the Certificate of Designation. Capitalized
     ------------------------------------------------------------
terms not defined herein shall have the respective meanings specified in the Certificate of Designation of the Trust.

1.2  Terms Defined Herein. As used herein and in the Settlement Procedures (as
     --------------------
defined below), the following terms shall have the following meanings, unless the context otherwise requires:

(a)  "Auction" shall have the meaning specified in Section 2.1 hereof.

(b) "Auction Procedures" shall mean the Auction Procedures that are set forth in Paragraph 11 of the Certificate of Designation.

(c) "Authorized Officer" shall mean each senior Vice President, Vice President, Assistant Vice President, Trust Officer, Assistant Secretary and Assistant Treasurer of the Auction Agent assigned to its Corporate Trust and Agency Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes of this Agreement in a communication to BD.

(d) "BD Officer" shall mean each officer or employee of BD designated as a "BD Officer" for purposes of this Agreement in a communication to the Auction Agent.

(e) "Broker-Dealer Agreement" shall mean this Agreement and any substantially similar agreement between the Auction Agent and a Broker-Dealer.

(f) "Certificate of Designation" shall mean the Certificate of Designation, as amended, of the Trust, establishing the powers, preferences and rights of the AMPS filed on November 17, 1992 in the Office of the Secretary of State of The Commonwealth of Massachusetts.

(g) "Purchaser's Letter" shall mean a letter addressed to the Trust, the Auction Agent and a Broker-Dealer, substantially in the form attached hereto as Exhibit A.

(h) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit B.

1.3  Rules of Construction. Unless the context or use indicates another or
     ---------------------
different meaning or intent, the following rules shall apply to the construction of this Agreement:

(a) Words importing the singular number shall include the plural number and vice versa.

(b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

(d) All references herein to a particular time of day shall be to New York City time.

2.   Notification of Dividend Period and Advance Notice of Allocation of Taxable
     ---------------------------------------------------------------------------
     Income.
     ------

(a) The provisions contained in paragraph 2 of the Certificate of Designation concerning the notification of a Special Dividend Period will be followed by the Auction Agent and BD, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were fully set forth herein.

(b) Except as otherwise provided in paragraph 2(f) of the Certificate of Designation, whenever the Trust intends to include any net capital gains or other income subject to regular Federal income tax in any dividend on shares of any AMPS, the Trust will notify the Auction Agent of the amount to be so included at least five Business Days prior to the Auction Date on which the Applicable Rate for such dividend is to be established. Whenever the Auction Agent receives such notice from the Trust, it will in turn notify BD, who, on or prior to such Auction Date, will notify its Existing Holders and Potential Holders believed to be interested in submitting an Order in the Auction to be held on such Auction Date. Whenever the Trust intends to include any additional amounts in a dividend as provided in paragraph 2(f) of the Certificate of Designation, the Trust will notify the Auction Agent of such additional amounts to be so included in such dividend at least five Business Days prior to the applicable Dividend Payment Date. Whenever the Auction Agent receives such notice from the Trust it will in turn notify the Securities Depository and BD, who, on or prior to the applicable Dividend Payment Date, will notify its Existing Holders.

3.   The Auction.
     -----------

3.1  Purpose; Incorporation by Reference of Auction Procedures and Settlement
     ------------------------------------------------------------------------
     Procedures.
     ----------

(a) On each Auction Date, the provisions of the Auction Procedures will be followed by the Auction Agent for the purpose of determining the Applicable Rate for the AMPS, for the next Dividend Period therefor. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

(b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were fully set forth herein.

(c) BD is delivering herewith a Purchaser's Letter executed by BD and, in the case of Merrill Lynch, Pierce, Fenner & Smith Incorporated, a list of persons to whom BD will initially sell the shares of AMPS, the number of shares of AMPS BD will sell to each such person and the number of shares of each series of AMPS BD will hold for its own account. BD agrees to act as, and assumes the obligations of and limitations and restrictions placed upon, a Broker-Dealer under this Agreement. BD understands that other Persons meeting the requirements specified in the definition of "Broker-Dealer" contained in Paragraph 1 of the Certificate of Designation may execute a Broker-Dealer Agreement and a Purchaser's Letter and participate as Broker-Dealers in Auctions.

(d) BD and other Broker-Dealers may participate in Auctions for their own accounts, provided that BD or such other Broker-Dealers, as the case may be, has executed a Purchaser's Letter. However, the Trust may by notice to BD and all other Broker-Dealers prohibit all Broker-Dealers from submitting Bids in Auctions for their own accounts, provided that Broker-Dealers may continue to submit Hold Orders and Sell Orders.

3.2  Preparation for Each Auction.
     -------------------------------

(a) Not later than 9:30 A.M. on each Auction Date for the AMPS, the Auction Agent shall advise BD by-telephone of the Reference Rate and the Maximum Applicable Rate in effect on such Auction Date.

(b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent has given the notice referred to in clause (vii) of paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to BD not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date. Thereafter, BD shall promptly notify customers of BD that BD believes are Existing Holders of shares of AMPS of such change in the Auction Date.

(c) The Auction Agent from time to time may request BD to provide it with a list of the respective customers BD believes are Existing Holders of shares of AMPS. BD shall comply with any such request, and the Auction Agent shall keep confidential any such information, including information received as to the identity of Bidders in any Auction, and shall not disclose any such information so provided to any Person other than the Trust; and such information shall not be used by the Auction Agent or its officers, employees, agents or representatives for any purpose other than such purposes as are described herein. The Auction Agent shall transmit any list of customers BD believes are Existing Holders of shares of AMPS and information related thereto only to its officers, employees, agents or representatives in the Corporate Trust and Agency Group who need to know such information for the purposes of acting in accordance with this Agreement and shall prevent the transmission of such information to others and shall cause its officers, employees, agents and representatives to abide by the foregoing confidentiality restrictions; provided, however, that the Auction Agent shall have no responsibility or liability for the actions of any of its officers, employees, agents or representatives after they have left the employ of the Auction Agent.

(d) The Auction Agent is not required to accept the Purchaser's Letter for any Potential Holder for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding such Auction.

3.3  Auction Schedule; Method of Submission of orders.
     ---------------------------------------------------

(a) The Trust and the Auction Agent shall conduct Auctions for the AMPS in accordance with the schedule set forth below. Such schedule may be changed at any time by the Auction Agent with the consent of the Trust, which consent shall not be unreasonably withheld. The Auction Agent shall give notice of any such change to BD. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

                  Time                                            Event

By 9:30 A.M.                 Auction Agent advises the Trust and Broker-Dealers
                             of Reference Rate and the Maximum Applicable Rate as set forth in Section 3.2(a) hereof.

9:30 A.M. - 1:00 P.M.        Auction Agent assembles information communicated to
                             it by Broker-Dealers as provided in Paragraph
                             11(c)(i) of the Certificate of Designation.
                             Submission Deadline is 1:00 P.M.

Not earlier than 1:00 P.M.   Auction Agent makes determinations pursuant to
                             Paragraph 11(d)(i) of the Certificate of Designation.

By approximately 3:00 P.M.   Auction Agent advises Trust of results of Auction
                             as provided in Paragraph 11(d)(ii) of the Certificate of Designation.

                             Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and shares of AMPS are allocated as provided in Paragraph 11(e) of the Certificate of Designation

By approximately 10:00 A.M.  Auction Agent gives notice of Auction results as
on the next succeeding       set forth in Section 3.4(a) hereof.
Business Day

(b) BD agrees to maintain a list of Potential Holders and to contact the Potential Holders on such list on or prior to each Auction Date for the purposes set forth in Paragraph 11 of the Certificate of Designation.

(c) BD agrees not to sell, assign or dispose of any shares of AMPS to any Person who has not delivered a signed Purchaser's Letter to the Auction Agent, unless BD submits orders for such Person listing BD as the Existing Holder or the Potential Holder.

(d) BD shall submit Orders to the Auction Agent in writing in substantially the form attached hereto as Exhibit C. BD shall submit separate Orders to the Auction Agent for each Potential Holder or Existing Holder on whose behalf BD is submitting an order and shall not net or aggregate the Orders of Potential Holders or Existing Holders on whose behalf BD is submitting Orders.

(e) BD shall deliver to the Auction Agent (i) a written notice, substantially in the form attached hereto as Exhibit D, of transfers of shares of AMPS, made through BD by an Existing Holder to another Person other than pursuant to an Auction, and (ii) a written notice, substantially in the form attached hereto as Exhibit E, of the failure of shares of AMPS to be transferred to or by any Person that purchased or sold shares of AMPS or through BD pursuant to an Auction. The Auction Agent is not required to accept any notice delivered pursuant to the terms of the foregoing sentence with respect to an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding the applicable Auction Date.

3.4  Notice of Auction Results.
     ----------------------------

(a) On each Auction Date, the Auction Agent shall notify BD by telephone as set forth in paragraph (a) of the Settlement Procedures. On the Business Day next succeeding such Auction Date, the Auction Agent shall notify BD in writing of the disposition of all Orders submitted by BD in the Auction held on such Auction Date.

(b) BD shall notify each Existing Holder or Potential Holder on whose behalf BD has submitted an Order as set forth in paragraph (b) of the Settlement Procedures and take such other action as is required of BD pursuant to the Settlement Procedures.

If any Existing Holder selling shares of AMPS in an Auction fails to deliver such shares, the BD of any Person that was to have purchased shares of AMPS in such Auction may deliver to such Person, a number of whole shares of such AMPS that is less than the number of shares that otherwise was to be purchased by such Person. In such event, the number of shares of AMPS to be so delivered shall be determined by such BD. Delivery of such lesser number of shares shall constitute good delivery. Upon the occurrence of any such failure to deliver shares, such BD shall deliver to the Auction Agent the notice required by
Section 3.3(e)(ii) hereof. Notwithstanding the foregoing terms of this Section 3.4(b), any delivery or non-delivery of shares of AMPS which represents any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of
Section 3.3(e) hereof. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 3.4(b).

3.5  Service Charge to Be Paid to BD. On the Business Day next succeeding each
     -------------------------------
Auction Date, the Auction Agent shall pay to BD from moneys received from the Trust an amount equal to: (a) in the case of any Auction Date immediately preceding a 7-day Dividend Period, the product of (i) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 360, times (ii) 1/4 of 1%, times (iii) $50,000, times (iv) the sum of (A) the aggregate number of AMPS placed by BD in the applicable

Auction that were (x) the subject of a Submitted Bid of an Existing Holder submitted by BD and continued to be held as a result of such submission and (y) the subject of a Submitted Bid of a Potential Holder submitted by BD and were purchased as a result of such submission plus (B) the aggregate number of AMPS subject to valid Hold Orders (determined in accordance with Paragraph 11 of the Certificate of Designation) submitted to the Auction Agent by BD plus (C) the number of AMPS deemed to be subject to Hold Orders by Existing Holders pursuant to Paragraph 11 of the Certificate of Designation that were acquired by such Existing Holders through BD and (b) in the case of any Auction Date immediately preceding a Special Dividend Period, that amount as mutually agreed upon by the Trust and BD, based on the selling concession that would be applicable to an underwriting of fixed or variable rate preferred shares with a similar final maturity or variable rate dividend period, at the commencement of such Long Term Dividend Period.

For purposes of subclause (a)(iv)(C) of the foregoing sentence, if any Existing Holder who acquired shares of AMPS through BD transfers those shares to another Person other than pursuant to an Auction, then the Broker-Dealer for the shares so transferred shall continue to be BD, provided, however, that if the transfer was effected by, or if the transferee is, a Broker-Dealer other than BD, then such Broker-Dealer shall be the Broker-Dealer for such shares.

4.   The Auction Agent.
     -----------------

4.1  Duties and Responsibilities.
     ---------------------------

(a) The Auction Agent is acting solely as agent for the Trust hereunder and owes no fiduciary duties to any other Person by reason of this Agreement.

(b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

(c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

4.2  Rights of the Auction Agent.
     ---------------------------

(a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized by this Agreement and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized by this Agreement which the Auction Agent believes in good faith to have been given by the Trust or by a Broker-Dealer. The Auction Agent may record telephone communications with the Broker-Dealers.

(b) The Auction Agent may consult with counsel of its own choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

(d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

4.3  Auction Agent's Disclaimer. The Auction Agent makes no representation as to
     --------------------------
     the validity or adequacy of this Agreement or the AMPS.

5.   Miscellaneous.
     -------------

5.1  Termination. Any party may terminate this Agreement at any time upon five
     -----------
     days' prior notice to the other party; provided, however, that if BD is Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither BD nor the Auction Agent may terminate this Agreement without first-obtaining prior written consent of the Trust of such termination, which consent shall not be unreasonably withheld.

5.2  Participant in Securities Depository; Payment of Dividends in Same-Day
     ----------------------------------------------------------------------
     Funds.
     -----

(a) BD is, and shall remain for the term of this Agreement, a member of, or participant in, the Securities Depository (or an affiliate of such a member or participant).

(b) BD represents that it (or if such BD does not act as Agent Member, one of its affiliates) shall make all dividend payments on the AMPS available in same-day funds on each Dividend Payment Date to customers that use such BD or affiliate as Agent Member.

5.3  Agent Member. At the date hereof, BD is a participant of the Securities
     -----------------------------------------------------------------------
     Depository.
     ----------

5.4  Communications. Except for (i) communications authorized to be made by
     --------------
telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with the Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to BD                         60 Broad Street, 5th Floor
addressed:                       New York, New York  10004

                                 Attention:
                                 Telecopier No.:  (212) 656-1154
                                 Telephone No.:  (212) 656-1156

If to the Auction                ____________ Bank & Trust Company
Agent, addressed:                One State Street
                                 New York, New York 10004

                                 Attention: Auction Window Subcellar 1
                                 Telecopier No.: (212) 797-1148
                                 Telephone No.: (212) 858-2272

or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer and on behalf of the Auction Agent by an Authorized officer. BD may record telephone communications with the Auction Agent.

5.5  Entire Agreement. This Agreement contains the entire agreement between the
     ----------------
parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof.

5.6  Benefits. Nothing in this Agreement, express or implied, shall give to any
     --------
person, other than the Trust, the Auction Agent and BD and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim under this Agreement.

5.7  Amendment; Waiver.
     -----------------

(a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

(b) Failure of either party to this Agreement to exercise any right or remedy hereunder in the event of a breach of this Agreement by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

5.8  Successors and Assigns. This Agreement shall be binding upon, inure to the
     ----------------------
benefit of, and be enforceable by, the respective successors and permitted assigns of each of BD and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party; provided, however, that this Agreement may be assigned by the Auction Agent to a successor Auction Agent selected by the Trust without the consent of BD.

5.9  Severability. If any clause, provision or section of this Agreement shall
     ------------
be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any remaining clause, provision or section hereof.

5.10  Execution in Counterparts. This Agreement may be executed in several
      -------------------------
counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

6.  Governing Law. This Agreement shall be governed by and construed in
    -------------
accordance with the laws of the State of New York applicable to agreements made and to be performed in said State.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.


                              __________ BANK & TRUST COMPANY


                              By: ____________________________________
                                    Title: Assistant Vice President


                              _________________________________


                              By: ____________________________________
                                    Title:

                                                                       EXHIBIT C
                                                                       ---------

                                AUCTION BID FORM

Submit To:  IBJ Schroder Bank & Trust Co.        Issue _______________________
            Securities Transfer Department       Auction Date ________________
            One State Street
            New York, New York 10004
                                                 Telephone: (212) 858-2272
Attention:  Auction Window                       Facsimile: (212) 797-1148

The undersigned Broker-Dealer submits the following order on behalf of the Bidder listed below:

Name of Bidder:  _________________

                                EXISTING HOLDER

Shares now held _____________       HOLD             __________
                                    BID at rate of   __________
                                    SELL             __________

                                POTENTIAL HOLDER

                                    # of shares bid  _________
                                    BID at rate of   _________

Notes:

(1) If submitting more than one Bid for one Bidder, use additional Auction Bid Forms.

(2) If one or more Bids covering in the aggregate more than the number of outstanding shares held by any Existing Holder are submitted, such bid shall be considered valid in the order of priority set forth in the Auction Procedures on the above issue.

(3) A Hold or Sell may be placed only by an Existing Holder covering a number of shares not greater than the number of shares currently held.

(4) Potential Holders may make only Bids, each of which must specify a rate. If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate specified.

(5) Bids may contain no more than three figures to the right of the decimal point (.001 of 1%). Fractions will not be accepted.

NAME OF BROKER-DEALER ______________________

Authorized Signature _______________________

                                                                       EXHIBIT D
                                                                       ---------

(To be used only for transfers made other than pursuant to an Auction.)

                                 TRANSFER FORM

Re:  MuniYield Pennsylvania Fund
     Auction Market Preferred Shares(R) ("AMPS")

     We are (check one):

[ ]  the Existing Holder named below;

[ ]  the Broker-Dealer for such Existing Holder; or

[ ]  the Agent Member for such Existing Holder.

     We hereby notify you that such Existing Holder has transferred

     ________ shares of AMPS to ____________.


                              ___________________________
                              (Name of Existing Holder)



                              ___________________________
                              (Name of Broker-Dealer)



                              ___________________________
                              (Name of Agent Member)


                              By: _______________________
                                    Printed Name:
                                    Title:

                                                                       EXHIBIT E
                                                                       ---------

                    (To be used only for failures to deliver
                       AMPS sold pursuant to an Auction)

                         NOTICE OF A FAILURE TO DELIVER

Complete either I or II

     I. We are a Broker-Dealer for _________________ (the "Purchaser"), which purchased _________ shares of AMPS of MuniYield Pennsylvania Fund in the Auction held on _______________ from the seller of such shares.

     II. We are a Broker-Dealer for _________________ (the "Seller"), which sold ________ shares of AMPS of MuniYield Pennsylvania Fund in the Auction held on _________ to the Purchaser of such shares.

          We hereby notify you that (check one) --

          _____  the Seller failed to deliver such shares to the Purchaser

          _____ the Purchaser failed to make payment to the Seller upon delivery of such shares


                                    Name: _____________________
                                          (Name of Broker-Dealer)


                                    By:  _____________________
                                         Printed Name:
                                         Title: